                       Financial Statements
                           and Schedules

                        Questar Corporation
                   Employee Stock Purchase Plan

              Years ended December 31, 1993 and 1992
                with Report of Independent Auditors

       Questar Corporation Employee Stock Purchase Plan

                     Financial Statements
                         and Schedules


            Years ended December 31, 1993 and 1992




                           Contents

Report of Independent Auditors                               1

Audited Financial Statements


Statements of Net Assets Available for Plan Benefits         2
Statements of Changes in Net Assets Available for Plan
Benefits                                                     3
Notes to Financial Statements                                4


Schedules

Assets Held for Investment                                  10
Transactions or Series of Transactions in Excess of 5%
    of the Current Value of Plan Assets                     11

Report of Independent Auditors

Participants in Questar Corporation
Employee Stock Purchase Plan

We have audited the accompanying statements of net assets available for plan benefits of Questar Corporation Employee Stock Purchase Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 1993 and 1992, and the changes in its net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment as of December 31, 1993, and transactions or series of transactions in excess of 5% of the current value of plan assets for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1993 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1993 financial statements taken as a whole.

ERNST & YOUNG

Salt Lake City, Utah
March 9, 1994

Questar Corporation
Employee Stock Purchase Plan

Statements of Net Assets Available for Plan Benefits

                                               December 31,
                                                   1993         1992
Assets
Investments in Common Stock of Questar
  Corporaation at market (Notes 3 and 4):
    Allocated                                   $92,874,697  $71,900,329
    Unallocated                                  41,404,982   36,663,701
                                                134,279,679  108,564,030
Cash and short-term investments                      22,283       24,227
Contribution receivable from Questar
  Corporation                                       889,874    1,003,652
                                                135,191,836  109,591,909

Liabilities
Unallocated contributions and dividends              18,285       18,664
Interest payable                                    868,220      975,033
Security acquisition loans (Note 3)              26,802,023   28,419,158
                                                 27,688,528   29,412,855

Net assets available for plan benefits         $107,503,308  $80,179,054


See accompanying notes.

Questar Corporation
Employee Stock Purchase Plan

Statements of Changes in Net Assets Available for Plan Benefits

                                               Year ended December 31
                                                   1993         1992
Additions
  Dividend income                                $4,359,506   $4,215,379
  Interest income                                    17,082       23,128
  Contributions:
    Employees                                     4,650,379    4,352,556
    Employer                                      2,290,461    3,019,435
                                                  6,940,840    7,371,991
                                                 11,317,428   11,610,498


Deductions
  Withdrawals-at market                           8,246,376    5,712,785
  Distribution of dividends to participants         269,672      267,576
  Trustee fees and commissions                       25,257       69,342
  Interest expense                                2,336,708    2,492,372
                                                 10,878,013    8,542,075


Net realized and unrealized appreciation
  in the fair value of investments               26,884,839   19,674,402
Net additions                                    27,324,254   22,742,825
Net assets available for plan benefits at
  beginning of year                              80,179,054   57,436,229

Net assets available for plan benefits at end
  of year                                      $107,503,308  $80,179,054


See accompanying notes.

                        Questar Corporation
                   Employee Stock Purchase Plan

                   Notes To Financial Statements

                         December 31, 1993


1. Accounting Policies

Investments

Investments are recorded at market value. Common Stock of Questar Corporation (Questar) is valued at the closing market price on the last business day of the year on the New York Stock
Exchange. Short-term investments consist primarily of investments in a money market portfolio fund.

Dividends

Questar has a Dividend Reinvestment and Stock Purchase Plan whereby participants may reinvest dividends to purchase additional shares of Common Stock at market value. Questar distributes cash dividends directly to participants who do not elect dividend reinvestment with respect to shares purchased with employee contributions. Dividends on shares purchased with employer contributions must be reinvested. Dividends paid on leveraged shares are applied to the principal and interest payments on the two notes issued by Questar.

Withdrawals

Withdrawals are recorded based on market prices at the date withdrawn. The differences between cost and market at the time of withdrawal are included in the financial statements as realized gains or losses.

Administrative Expenses

All administrative expenses except commissions and a portion of the trustee fees have been paid by Questar Corporation.

Income Taxes

The Questar Corporation Employee Stock Purchase Plan (Plan) is a qualified employee benefit plan under the Internal Revenue Code
(Code) and is exempt from federal income tax. Participants are not subject to income tax on employer contributions (including 401(k) salary reductions) or income credited to their individual accounts until such time as these amounts are distributed. A complete description of the income tax consequences to employees is included in the Summary Plan Description of the Plan, which has been provided to all participants.

2.  Description of the Plan

The Plan is an employee benefit plan for employees of Questar and its subsidiaries, excluding Questar Telecom, Inc. The Plan is an employee stock ownership plan (ESOP), as defined in Section 4975(e)(7) of the Code.

The Plan provides that participant contributions may be made, at the election of the participant, on a pre-tax basis pursuant to salary reduction arrangements which will qualify the contributions under Section 401(k) of the Code, or on an after-tax basis, or a combination of the two.
Employees are eligible to participate in the Plan after completing one year of service and to make after-tax contributions after completing two years of service. An employee is credited with one year of service for each year in which he works or is paid for 1,000 hours by Questar or an affiliate. During 1993, participants could elect to contribute from 1% to 6% of annual compensation to the Plan.

Effective January 1, 1993, the Plan was amended to allow participants to change their contribution elections 15 days before the first day of the calendar month in which the change is to become effective. The Plan was also amended to provide for the direct rollover of taxable shares withdrawn from the Plan to the Trustee of the participant's Individual Retirement Account or other qualified plan, if the participant so elects. Eligible distributions made in cash that are not directly rolled over are subject to a mandatory 20% withholding for taxes. However, if a distribution is made all in stock, or in stock with cash for fractional shares only, the 20% withholding does not apply.

The Plan is subject to the diversification requirements imposed on ESOP's by the Tax Reform Act of 1986 and meets these requirements by allowing qualified participants to receive distributions of shares of stock. Beginning
January 1, 1989, dividends payable with respect to stock purchased with employee after-tax and 401(k) contributions were distributed directly to participants unless they elected to have such dividends retained in the Plan. During 1989, the Plan was amended to allow the Trustee to enter into one or more exempt loans described in Section 4975(d)(3) of the Code.

2.  Description of the Plan (continued)

On June 12, 1989, the Plan acquired 1,992,884 shares of Questar Common Stock (leveraged shares) with the proceeds of a loan from Questar (see Note 3). These shares are held in a separate suspense account established under the Trust and are released as the loan is repaid. Employee contributions are matched with employer contributions in the form of leveraged shares released from the suspense account, at the following percentages: 100% of the first 2% of employee contributions, 75% of the next 2% and 50% of the next 2% contributed by the employee. Leveraged shares in excess of those needed to make matching allocations at these percentages may also be released from the suspense account in certain years, depending upon the fair market value of Questar Common Stock. These excess shares will be allocated to: (i) participants who are employed on the last day of the year, (ii) participants who are on leave under the federal Family and Medical Leave Act of 1993 on the last day of such Plan year, and (iii) to former participants (or their beneficiaries) who became disabled, retired, or died during the year in which the excess leveraged shares are released from the suspense account. The Plan also provides an additional $200 annual employer contribution in the form of shares of Questar stock to each employee eligible to participate in the Plan and employed on both the first and last day of the Plan year. Employees are always fully vested in all shares allocated to their individual accounts. Should the Plan terminate a some future time, all shares allocated to the employees' accounts would be distributed to them.

The rules for in-service withdrawals of shares allocated to participants' accounts and for distributions of such shares upon termination of employment, disability or death are set forth in the Summary Plan Description of the Plan.

Effective January 1, 1994, the Questar Corporation Employee Savings Plan was merged into the Questar Corporation Employee Stock Purchase Plan. As part of this merger the Stock Purchase Plan was redesignated as the Questar Corporation Employee Investment Plan. Notwithstanding the merger, the Investment Plan continues to be an employee stock ownership plan as defined in Code Section 4975(e)(7).

In addition to Questar Common Stock, employees will be able to direct the investment of their plan account in the following funds: 1) Fixed Income, which invests in guaranteed investment contracts and money market funds;
2) Fidelity Magellan, which invests primarily in common stocks; and
3) Fidelity Puritan, which invests primarily in both common stocks and bonds. Whether the employee contributes to the stock fund or any of the other investment funds, the employees will receive employer matching contributions in the form of leveraged Questar shares on the first 6% of contributions in the percentages previously described. Employees are eligible to participate in the Plan after completing one year of service, and non-highly compensated employees can elect to contribute from 1% to 16% of annual compensation to the Plan on either a pre-tax basis pursuant to salary reduction arrangements or on an after-tax basis, or a combination of the two. "Highly Compensated Employees" are limited to contributing from 1% to 6% of annual compensation to the Plan.

3.  Security Acquisition Loans

In June 12, 1989, the Plan issued two separate notes payable to Questar totaling $35,000,000 and used the proceeds to purchase 1,992,884 shares (leveraged shares) of Questar Common Stock at $17.5625 per share, the market price at that date. These shares are held in trust and will be allocated to eligible participants as the notes are repaid over a ten year period. Payments on the notes are made with contributions from Questar and its participating subsidiaries and dividends and earnings received on the remaining allocated and unallocated leveraged shares. These contributions, when combined with dividends and earnings received on such shares, will be sufficient to meet the semi-annual principal and interest payments on the notes. The notes are collateralized by the unallocated leveraged shares.

The detail of these notes payable is as follows:

                                     December 31
                                    1993       1992
8.32% Senior ESOP Notes-Series
  A, due July 1, 1996            $10,802,023 $12,419,158
8.36% Senior ESOP Notes-Series
  B, due July 1, 1999             16,000,000  16,000,000
                                 $26,802,023 $28,419,158

Under the terms of the notes, the Plan is obligated to make principal payments semi-annually, which, in aggregate, must meet or exceed cumulative minimum principal payments as of each payment date. Cumulative actual payments may exceed the cumulative minimum payments as a result of the number of shares which are required to be allocated to participants for the period. At year-end 1993, a special distribution of shares was allocated to the accounts of the eligible participants who contributed to the Plan during the year. Depending on the market price of Questar stock, there could be further special distributions of shares in order to meet cumulative minimum payment requirements.

The minimum principal payment requirements for the five years following December 31, 1993, are as follows:

                  1994           $2,752,000
                  1995            3,500,000
                  1996            4,550,000
                  1997            4,700,000
                  1998            5,300,000

4. Investments

First Security Bank of Utah, N.A., is the Plan Trustee. Investments in Common Stock of Questar at cost for the two years ended December 31, 1993 were as follows:

                                             Allocated                Unallocated
                                  Shares        Cost        Shares        Cost
Balance at December 31, 1991      2,546,192  $41,522,919    1,567,059  $27,521,469

  Purchases                         292,337    6,681,688
  Allocation of shares              170,347    3,844,500     (170,347)  (2,991,707)
  Withdrawals                      (269,816)  (4,379,548)
Balances at December 31, 1992     2,739,060   47,669,559    1,396,712   24,529,762

  Purchases                         215,174    7,077,186
  Allocation of shares              142,016    4,692,575     (142,016)  (2,494,155)
  Withdrawals                      (281,865)  (4,761,567)
Balances at December 31, 1993     2,814,385  $54,677,753    1,254,696  $22,035,607

Average cost per share of allocated stock at December 31 was $19.43 and $17.40 for 1993 and 1992, respectively.

Market value per share of stock, allocated and unallocated, at December 31 was $33.00 and $26.25 for 1993 and 1992, respectively.

The cost of allocated shares is based on the average market purchase price for shares for each quarter, whereas the cost of unallocated shares is shown as the original purchase price of the shares on June 12, 1989, which was $17.5625 per share.

Questar Corporation
Employee Stock Purchase Plan

Assets Held for Investment

December 31, 1993


Assets Held in Trust by First Security Bank of Utah, N.A.


Description of Investments                      Cost      Fair Value
Questar Corporation Common Stock
   Allocated (2,814,385 shares)              $54,677,753  $92,874,697
   Unallocated Stock (1,254,696 shares)       22,035,607   41,404,982
Cash and short-term investments                   22,283       22,283
                                             $76,735,643 $134,301,962

Questar Corporation
Employee Stock Purchase Plan

Transactions or Series of Transactions in Excess of 5% of the Current Value of Plan Assets

Year Ended December 31, 1993

     Identity                    Purchase                  Gain From
        of         Description    Cost of       Asset     Withdrawal
      Issuer        of Asset      Assets     Withdrawals   of Assets

Category (i) - Single Transaction in Excess of 5% of Plan Assets

                  None

Category (ii) - Series of Transactions (Other than Securities
Transactions) with the Same Person Aggregating 5% of Plan
Assets

                  None

Category (iii) - A Series of Transactions in a Security Issue
Aggregating 5% of Plan Assets

Questar           Common Stock -
Corporation
                  573 Purchases  $7,077,264

Questar           Common Stock -
Corporation
                  78 Withdrawal  $4,761,567   $8,246,376   $3,484,809

Fidelity          Fidelity Institutional
Investments       Cash Portfolio
                  35 Purchases   $4,133,925

Fidelity          Fidelity Institutional
Investments       Cash Portfolio
                  127 Sales      $4,154,020   $4,154,020

Category (iv) - Transactions in Securities with a Person if
Any Single Transaction with that Person was in Excess of 5% of Plan Assets
                  None

Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-4436) pertaining to the Questar Corporation Employee Stock Purchase Plan of our report dated March 9, 1994, with respect to the financial statements and schedules of the Questar Corporation Employee Stock Purchase Plan included in this Annual Report (Form 11-
K) for the year ended December 31, 1993.


ERNST & YOUNG

Salt Lake City, Utah
March 24, 1994